Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Registration Statement No. 333-263051

Supplementing the Preliminary Prospectus Supplement, dated February 11, 2025

(To Prospectus dated February 25, 2022)

Zimmer Biomet Holdings, Inc.

Pricing Term Sheet

$600,000,000 4.700% Notes due 2027

$550,000,000 5.050% Notes due 2030

$600,000,000 5.500% Notes due 2035

February 11, 2025

The information in this pricing term sheet (the “Pricing Term Sheet”) supplements the information in Zimmer Biomet Holdings, Inc.’s preliminary prospectus supplement (the “Preliminary Prospectus”), dated February 11, 2025, relating to the 2027 Notes, 2030 Notes and 2035 Notes (each as defined below, and together, the “Notes”) and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Preliminary Prospectus.

Issuer:	Zimmer Biomet Holdings, Inc. (the “Company”)

	2027 Notes	2030 Notes	2035 Notes

Title of Securities:	$600,000,000 4.700% Notes due 2027 (the “2027 Notes”)	$550,000,000 5.050% Notes due 2030 (the “2030 Notes”)	$600,000,000 5.500% Notes due 2035 (the “2035 Notes”)

Principal Amount:	$600,000,000	$550,000,000	$600,000,000

Price to Public:	99.921%	99.817%	99.932%

Gross Proceeds:	$599,526,000	$548,993,500	$599,592,000

Underwriting Discount:	0.250%	0.600%	0.650%

Net Proceeds (before expenses):	$598,026,000	$545,693,500	$595,692,000

Maturity Date:	February 19, 2027	February 19, 2030	February 19, 2035

Coupon:	4.700%	5.050%	5.500%

Yield to Maturity:	4.742%	5.092%	5.509%

Benchmark Treasury:	4.125% UST due January 31, 2027	4.250% UST due January 31, 2030	4.250% UST due November 15, 2034

Benchmark Treasury Price; Yield:	99-22 / 4.292%	99-14 3/4 / 4.372%	97-23+ / 4.539%

Spread to Benchmark Treasury:	T + 45 basis points	T + 72 basis points	T + 97 basis points

Interest Payment Dates:	Semi-annually in arrears on February 19 and August 19, commencing on August 19, 2025	Semi-annually in arrears on February 19 and August 19, commencing on August 19, 2025	Semi-annually in arrears on February 19 and August 19, commencing on August 19, 2025

Optional Redemption Provisions:

Prior to February 19, 2027 (the “2027 Notes Maturity Date”), the Company may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon

Prior to January 19, 2030 (the “2030 Notes Par Call Date”), the Company may redeem the 2030 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date

Prior to November 19, 2034 (the “2035 Notes Par Call Date”), the Company may redeem the 2035 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes matured on the 2027 Notes Maturity Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 10 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2027 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

(assuming the 2030 Notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2030 Notes Par Call Date, the Company may also redeem the 2030 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

discounted to the redemption date (assuming the 2035 Notes matured on the 2035 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2035 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2035 Notes Par Call Date, the Company may also redeem the 2035 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2035 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Repurchase at the Option of Holders upon a Change of Control Repurchase Event:	If a Change of Control Repurchase Event occurs with respect to the 2027 Notes, the Company will be required to offer to repurchase the 2027 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest on the 2027 Notes to be repurchased to the date of repurchase, unless the 2027 Notes have been previously redeemed or called for redemption.	If a Change of Control Repurchase Event occurs with respect to the 2030 Notes, the Company will be required to offer to repurchase the 2030 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest on the 2030 Notes to be repurchased to the date of repurchase, unless the 2030 Notes have been previously redeemed or called for redemption.	If a Change of Control Repurchase Event occurs with respect to the 2035 Notes, the Company will be required to offer to repurchase the 2035 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest on the 2035 Notes to be repurchased to the date of repurchase, unless the 2035 Notes have been previously redeemed or called for redemption.

Special Mandatory Redemption:	None.	If (i) the Company does not consummate the Paragon 28 Merger on or prior to the later of (x) November 28, 2025 (as such date may be extended in accordance with the Paragon 28 Merger Agreement to January 28, 2026) and (y) the date that is five business days after any later date to which the Company and Paragon 28 may agree to extend the “Merger Closing Date” in the Paragon 28 Merger Agreement (the “Special Mandatory Redemption End Date”), or (ii) at any time prior to the Special Mandatory Redemption End Date, the Paragon 28 Merger Agreement is terminated in accordance with its terms, the Company will be obligated to redeem the 2030 Notes in whole and not in part on the applicable Special Mandatory Redemption Date at a redemption price equal to 101% of the principal amount of such series of notes, plus accrued and unpaid interest, if any, to, but excluding, such Special Mandatory Redemption Date.	If (i) the Company does not consummate the Paragon 28 Merger on or prior to the later of (x) November 28, 2025 (as such date may be extended in accordance with the Paragon 28 Merger Agreement to January 28, 2026) and (y) the date that is five business days after any later date to which the Company and Paragon 28 may agree to extend the “Merger Closing Date” in the Paragon 28 Merger Agreement (the “Special Mandatory Redemption End Date”), or (ii) at any time prior to the Special Mandatory Redemption End Date, the Paragon 28 Merger Agreement is terminated in accordance with its terms, the Company will be obligated to redeem the 2035 Notes in whole and not in part on the applicable Special Mandatory Redemption Date at a redemption price equal to 101% of the principal amount of such series of notes, plus accrued and unpaid interest, if any, to, but excluding, such Special Mandatory Redemption Date.

CUSIP:	98956P BA9	98956P BB7	98956P BC5

ISIN:	US98956PBA93	US98956PBB76	US98956PBC59

Ratings*:	Baa2 (Stable) / BBB (Stable) / BBB (Stable)

Trade Date:	February 11, 2025

Settlement Date**:	February 19, 2025 (T + 5)

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

DNB Markets, Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Senior Co-Managers:	UBS Securities LLC UniCredit Capital Markets LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

Form of Notes:	Global notes deposited with The Depository Trust Company.

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before the delivery of the Notes will be required to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes prior to their date of delivery hereunder should consult their own advisors.

This Pricing Term Sheet supplements the Preliminary Prospectus issued by the Company on February 11, 2025 relating to its prospectus dated February 25, 2022, Registration Statement No. 333-263051.

The Company has filed a registration statement (including a base prospectus) and the Preliminary Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus, the accompanying base prospectus in that registration statement, this Pricing Term Sheet and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus, the final prospectus supplement (when available) and the accompanying base prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1 (866) 471-2526, Barclays Capital Inc. toll-free at 1 (888) 603-5847, Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146, Morgan Stanley & Co. LLC toll-free at 1 (866) 718-1649 and SMBC Nikko Securities America, Inc. toll-free at 1 (888) 868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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